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                                                                     EXHIBIT 5.1

                               PALMER & DODGE LLP
                    ONE BEACON STREET, BOSTON, MA 02108-3190

TELEPHONE: (617) 573-0100                              FACSIMILE: (617) 227-4420

                                 January 7, 2000

Antigenics Inc.
630 Fifth Avenue, Suite 2100
New York, New York 10111


Ladies and Gentlemen:

         We are rendering this opinion in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed by Antigenics Inc. (the "Company") with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to up to 3,450,000 shares of the Company's Common Stock, $0.01 par value (the "Shares"), being sold by the Company, including 450,000 Shares issuable upon exercise of the overallotment option granted by the Company. We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

         We have acted as your counsel in connection with the preparation of the Registration Statement. We are familiar with the proceedings of the Board of Directors in connection with the authorization, issuance and sale of the Shares (the "Resolutions"). We have examined such other documents as we consider necessary to render this opinion.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor at the price to be determined pursuant to the Resolutions, will be validly issued, fully paid and non-assessable.

         The foregoing opinion is limited to Delaware General Corporation Law and the federal laws of the United States.

         We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus filed as part thereof.

                                 Very truly yours,

                                 /s/ Palmer & Dodge LLP

                                 Palmer & Dodge LLP